UNSECURED REVOLVING PROMISSORY NOTE

Up to $750,000

September 16, 2022

FOR VALUE RECEIVED, the undersigned, INNOVATIVE OUTCOMES INC, an Arkansas corporation ("Borrower"), having an address at 7003 Valley Ranch Drive, Little Rock, Arkansas 72223, promises to pay to the order of MEDINOTEC, INC. ("Lender"), having an address at 200 Broad Hollow Road, Suite 207, Melville, NY 11747, the principal sum of Seven Hundred and Fifty Thousand Dollars ($750,000) or, if less, the aggregate unpaid principal amount advanced by Lender, or its predecessor(s) in interest, under this unsecured promissory note (this "Note"), together with interest on the principal balance from time to time outstanding hereunder, from the date of each advance of principal at the per annum rate of interest as hereinafter provided, until paid in full in accordance with the terms and conditions of this Note (the "Loan").

This Note evidences a revolving line of credit. Except as otherwise provided herein, Borrower shall be entitled to borrow and re-borrow funds hereunder, provided that in no event shall the aggregate principal amount outstanding hereunder exceed Seven Hundred and Fifty Thousand Dollars ($750,000). No amounts shall be required to be advanced by Lender after the Maturity Date or following an Event of Default (each as defined below).

1.       Loan Amount; Advances. Any borrowing hereunder shall be requested by Borrower in writing with ten (10) business days' notice to Lender, and shall be documented by Lender endorsing on Schedule A annexed hereto, and made a part hereof, the amount borrowed, which endorsements shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of the Loan; provided, however, that failure to make such notation with respect to any draw of funds shall not limit or otherwise affect the obligations of Borrower under this Note.

2.        Interest. Accrued interest on the outstanding principal balance of the Loan shall be payable on the Maturity Date. The amounts advanced hereunder shall bear interest at a per annum rate equal to eight percent (8.0%), compounded monthly (the "Interest Rate"). Interest shall accrue on any increase in the outstanding principal balance from the opening of business on the day the funds are drawn. Interest shall be calculated based on a 365-day year. Upon an Event of Default (as defined below), the outstanding principal amount and all accrued but unpaid interest at the time of such Event of Default shall immediately thereafter bear an interest rate at a per annum rate equal to twelve percent (12.0%), compounded monthly, until such amount is paid in full.

3.	Prepayment.

(i)            Borrower may prepay all or any portion of the outstanding principal balance at any time and from time to time, without any prepayment penalty, provided that Borrower provides five days' prior written notice to Lender of such prepayment and all interest accrued under this Note to the date of prepayment is also paid in full.

(ii)          In the event, during the term of the Loan, Borrower repays any portion of its indebtedness to Douglas K. (Kevin) Lamb ("Lamb"), Borrower shall simultaneously prepay to Lender an amount equal to such repayment made by Borrower to Lamb.

(iii)            All prepayments shall be applied: first to any costs of collection, second to accrued interest and third to principal. The making of any such prepayment and the allocation of the funds so prepaid shall be documented by Lender endorsing the sums credited on Schedule A, which endorsements shall, in the absence of manifest error, be conclusive as to the adjustment to the Loan balance attributable to such prepayment; provided, however, that failure to make such notation with respect to any draw of funds shall not limit or otherwise affect the obligations of Borrower under this Note. Any principal amount so pre-paid will be available for re-borrowing until the entire then outstanding principal amount comes due as provided in paragraph 4 below.

4.        Maturity. The entire principal amount and all accrued interest hereunder shall be due and payable on the first to occur (the "Maturity Date") of: (i) September 30, 2024, 2024 (ii) such time as there occurs a Sale Transaction (as defined below), or (iii) at such time as provided in paragraph 7 below. For purposes of this Note, "Sale Transaction" means (x) the sale or other disposition of all or substantially all of Borrower's assets, or (y) the acquisition of Borrower by another entity by means of any transaction or series of related transactions to which Borrower is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of Borrower outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in Borrower held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of Borrower or such surviving entity outstanding immediately after such transaction or series of transactions; provided that Lender's (or its assignee's) purchase of Borrower's common stock on the date hereof shall not constitute a Sale Transaction.

5.    Security. This Note is unsecured.

6.       Use of Proceeds. Borrower shall use the proceeds of this Note for working capital and general commercial purposes. No portion of the proceeds may be used to repay any indebtedness, including any indebtedness to Lamb without the written consent of Lender.

7.       Event of Default. An event of default ("Event of Default") shall be deemed to have occurred if, after the date of issuance of this Note:

(i)	Borrower fails to pay any amount under this Note when due;

(ii)	Borrower fails or neglects to perform any term, provision, condition or covenant contained in this Note;

(iii)	Borrower breaches any representation or warranty contained in this Note;

(iv)            Borrower voluntarily files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of Borrower or all or any substantial portion of Borrower's assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

(v)              an involuntary petition is filed, or any proceeding or case is commenced, against Borrower (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for Borrower or to take possession, custody or control of any property of Borrower, or an order for relief is entered against Borrower in any of the foregoing; or

2

(vi)              the occurrence of a breach or default of a material payment obligation under any agreement, instrument or document to which Borrower is a party or by which it is bound (unless Borrower has a valid basis to dispute payment is due).

Upon the occurrence and during the continuation of an Event of Default, all obligations of Borrower under this Note shall automatically become due and payable, in each case, without presentment, demand, protest, or other notice of any kind, all of which are waived by Borrower.

8.        Representations and Warranties. In connection with the transactions provided for herein, Borrower hereby represents and warrants to Lender that, as of the date hereof, and on the date of each subsequent borrowing hereunder, the following are true and complete.

(i)                 Organization; Good Standing; and Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Borrower is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect (as defined below) on its business or properties.

(ii)               Authorization. All corporate actions, approvals and consents on the part of Borrower, its officers, directors, equity holders, and any third party, necessary for the authorization, execution and delivery of this Note, and the performance of all obligations of Borrower hereunder and under the Note, has been taken. This Note, when executed and delivered by Borrower, shall constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(iii)             Subsidiaries. Borrower does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Borrower is not a participant in any joint venture, partnership or similar arrangement.

(iv)              Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority required on the part of Borrower in connection with the valid execution and delivery of the Note and the issuance of the Note have been obtained.

(v)                Valid Issuance. The Note and any securities issued upon exercise of the Warrant, when issued, sold, and delivered in accordance with the terms of the Note and Borrower's organizational documents, will be duly and validly issued, fully paid and non-assessable.

(vi)              Compliance with Law. Borrower is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of Borrower. No actions, suits, proceedings or investigations are pending or, to the knowledge of Borrower, threatened against Borrower at law or in equity in any court or before any other governmental authority that if adversely determined (a) would (alone or in the aggregate) result in a material liability or (b) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by Borrower of this Note or the transactions contemplated hereby.

3

(vii)           Compliance with Other Instruments. Borrower is not in violation or default of any term of its organizational documents, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ. The execution, delivery and performance of this Note, and the consummation of the transactions contemplated hereby, will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of Borrower or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to Borrower, its business or operations or any of its assets or properties. Without limiting the foregoing, Borrower has obtained all waivers reasonably necessary with respect to any preemptive rights, protective provisions, anti-dilution protections, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for Borrower to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause Borrower to offer or issue any securities of Borrower as a result of the consummation of the transactions contemplated hereunder.

(viii)         Title to Assets. Borrower has good and marketable title to its assets (real and personal), and good title to its leasehold estates, in each case subject to no lien or lease. Borrower is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

(ix)             Capitalization. Borrower's authorized equity is 5,000 shares of common stock, 490 of which are owned by Sharon Lamb and 510 of which are owned by Lender. Except as contemplated by the Note, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Borrower any equity, or any securities convertible into or exchangeable for equity of Borrower.

(x)                Disqualifying Events. No "bad actor" disqualifying event described in Rule 506(d)(l)(i)-(viii) of the Securities Act (a "Disqualification Event"), is applicable to Borrower or, to Borrower's knowledge, any individual, corporation, partnership, trust, limited liability company, association or other entity, with respect to Borrower as an "issuer" for purposes of Rule 506, listed in the first paragraph of Rule 506(d)(I) (each, a "Company Covered Person"), except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) is applicable. Borrower has furnished to Lender, a reasonable time prior to the date hereof, a description in writing of any matters (i) with respect to Borrower or (ii) known to Borrower, with respect to any Company Covered Person, in each case, that would have triggered disqualification under Rule 506(d) but which occurred before September 23, 2013, in each case, in compliance with the disclosure requirements of Rule 506(e).

(xi)              Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation (a "Claim") pending or to Borrower's knowledge, currently threatened and no reasonable basis therefor known to Borrower: (a) against Borrower or any officer, director, employee or consultant of Borrower arising out of their business relationship with Borrower

4

(including, without limitation, any Claim, allegation or settlement involving workplace harassment, discrimination or other misconduct of any current or former officer, director, employee, consultant or other person affiliated with Borrower); (b) that questions the validity of this Note or the right of Borrower to enter into them, or to consummate the transactions contemplated by them; or (c) to Borrower's knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There is no Claim by Borrower pending or which Borrower intends to initiate. For purposes of this Note, "Material Adverse Effect" means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of Borrower.

(xii)            Intellectual Property. Borrower owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes (the "Borrower Intellectual Property") needed for Borrower's business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. Borrower has not received any communications alleging any violation or potential violation of any of the Borrower Intellectual Property of any other individual, corporation, partnership, trust, limited liability company, association or other entity and its officers are not aware of any violation or potential violation.

(xiii)          Financial Statements. Borrower shall deliver to Lender its unaudited financial statements as of August 31, 2022 and for the fiscal year ended December 31, 2021 (collectively, the "Financial Statements"). The Financial Statements fairly present in all material respects the financial condition and operating results of Borrower as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except for the Note or as set forth in the Financial Statements, Borrower has no material financial liabilities or obligations, contingent or otherwise, including, without limitation, any accrued time-off or vacation time for its employees, in excess of $20,000 in the aggregate.

9.        Waivers. Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

10. Successors and Assigns. The provisions of this Note shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided that this Note may not be assigned by Borrower without Lender's prior written consent. Lender shall have the right upon notice to Borrower to assign its interest in this Note.

11.   Fees and Expenses. Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower's obligations hereunder not performed when due.

12.   Severability. If any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or if any one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then such provision or provisions only shall be deemed to be null and void and of no force or effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect, shall be valid, legal and enforceable, and shall in no way be affected, prejudiced or disturbed thereby.

5

13.   Governing Law; Venue. This Note shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware. The parties hereby irrevocably consent and submit to the exclusive jurisdiction and venue of the federal district court or state court of competent jurisdiction sitting in the State of Delaware for adjudication of any dispute concerning the Note and all other documents provided for herein.

14.   Enforcement of Rights. No delay or omission on the part of Lender in exercising or enforcing any right hereunder shall operate as a waiver of any such right or of any other right hereunder and Lender's waiver of any such right on any one occasion shall not be construed as bar to or waiver of any such right on any future occasion.

15.   Amendment. This Note may not be modified or terminated orally, but only by a written instrument signed by the party or parties against whom enforcement of any such modification or termination is sought.

16.    Notice. Any notice to be given hereunder to either party shall be in writing and shall be sent by commercial courier (signature required), or by United States registered or certified mail, return receipt requested, addressed to such party at the address set forth in the first paragraph above or to such other address as either party may specify by notice to the other hereafter. Any such notice shall be deemed given when delivered to the proper address.

[Signature Page Follows]

6

IN WITNESS WHEREOF, Borrower has caused this Note to be executed as of the date and year first above written.

Borrower:

INNOVATIVE OUTCOMES INC

/s/ Douglas K. Lamb

By: Douglas K. Lamb

Its: President

7

SCHEDULE A

LOAN DRAWDOWNS, INTEREST RATE AND PAYMENTS OF PRINCIPAL

Date	Principal Amount Borrowed	Interest Rate	Principal Amount Repaid	Interest Paid	Principal Balance Outstanding	Notation By

8